 Exhibit 23.7

Refer to: Asha Stewart

Direct Phone: +64 (4) 474-0751

ashastewart@quiggpartners.com

6 November 2020

The Directors

Ebang International Holdings Inc.

26-27/F, Building 3, Xinbei Qianjiang International Building

Qingjiang Economic and Technological Development Zone

Yuhang District, Huanzhou, Zhejiang 311100

People’s Republic of China

REGISTRATION STATEMENT ON FORM F-1 (FILE NO. 333-249647)

Ladies and Gentlemen:

We have acted as special New Zealand counsel to Ebang International Holdings Inc., a company incorporated under the laws of the Cayman Islands (Company), in connection with the filing of a registration statement on Form F-1 (Reg. No. 333-249647), as amended (Registration Statement), under the Securities Act of 1933, as amended (Securities Act), in connection with the follow-on offering of the Company’s securities described therein.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely
QUIGG PARTNERS

/s/ Asha Stewart
Asha Stewart
Partner